Exhibit 99
Gray
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months Ended March 31, 2008
Atlanta, Georgia — May 9, 2008. . . Gray Television, Inc. (“we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three months (“first quarter”) ended March 31, 2008 as compared to the three months ended March 31, 2007.
Comments on Results of Operations for the Three Months Ended March 31, 2008:
Revenues.
Total net revenues for all stations increased $1.3 million, or 2%, to $71.0 million reflecting increased political advertising revenues, internet advertising revenues and production revenues which were partially offset by decreased local and national advertising revenues. The increase in political advertising revenue reflects increased advertising from political candidates in the 2008 primary elections. Increased internet advertising revenue reflects increased website traffic and internet sales initiatives in each of our markets. The decrease in local and national revenue was partially due to reduced advertising revenues resulting from the change in networks broadcasting the Super Bowl. During the first quarter of 2008 we earned approximately $130,000 of net revenue relating to the Super Bowl broadcast on our six Fox channels compared to earning approximately $750,000 of net revenue relating to the 2007 Super Bowl broadcast on our 17 CBS channels.
     Political advertising revenues increased $2.0 million, or 180%, to $3.1 million.
     Internet advertising revenue increased $0.6 million, or 28%, to $2.6 million.
     Local advertising revenue decreased $1.0 million, or 2%, to $45.7 million.
     National advertising revenue decreased $0.8 million, or 4%, to $16.3 million.
Operating expenses.
Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $1.2 million, or 2%, to $50.0 million. This increase was primarily due to normal increases in payroll costs.
During the first quarter of 2008, we initiated a program of selective staff reductions at our television stations. These staff reductions are expected to save approximately $5 million in payroll expenses on a fully annualized basis.
Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.6 million, or 13%, to $3.5 million due primarily to decreased non-cash stock based compensation, consulting and legal expenses. We recorded non-cash stock based compensation expense during the three months ended March 31, 2008 and 2007 of $294,000 and $520,000, respectively.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our websites. This strong revenue growth reflects the significantly increased traffic to our websites as illustrated below by the aggregate page views reported by our websites in the three months ended March 31, 2008 compared to the three months ended March 31, 2007
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Gray Websites — Aggregate Page Views

	Three Months Ended
	March 31,
			%
	2008	2007	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	161.4	106.2	52%
We attribute the increase in our website traffic to increased posting of local content and to increased public awareness of our websites as the result of our on-air promotion of our websites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet related commercial time sales.”
In the future we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.
Other Financial Data:

	March 31, 2008	December 31, 2007
	(in thousands)
Cash	$15,294	$15,338
Total debt	922,688	925,000
Available credit under senior credit facility	100,000	100,000

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net cash provided by (used in) operating activities	$6,671	$(1,581)
Net cash used in investing activities	(2,949)	(9,781)
Net cash (used in) provided by financing activities	(3,766)	7,930

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 2 of 7

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	Three Months Ended
	March 31,
			%
	2008	2007	Change
Revenues (less agency commissions)	$70,999	$69,681	2%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	50,016	48,818	2%
Corporate and administrative	3,539	4,061	(13)%
Depreciation and amortization of intangible assets	9,084	9,776	(7)%
(Gain) loss on disposals of assets, net	(921)	(3)

	61,718	62,652	(1)%

Operating income	9,281	7,029	32%
Other income (expense):
Miscellaneous income, net	27	359	(92)%
Interest expense	(15,799)	(17,272)	(9)%
Loss on early extinguishment of debt	—	(6,492)	(100)%

Loss before income tax benefit	(6,491)	(16,376)	(60)%
Income tax benefit	(2,641)	(5,862)	(55)%

Net loss	(3,850)	(10,514)	(63)%
Preferred dividends (includes accretion of issuance cost of $0 and $22, respectively)	—	778	(100)%

Net loss available to common stockholders	$(3,850)	$(11,292)	(66)%

Basic and diluted per share information:
Net loss available to common stockholders	$(0.08)	$(0.24)

Weighted average shares outstanding	48,153	47,734	1%

Political revenue (less agency commission)	$3,073	$1,097	180%

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 3 of 7

Guidance for the Second Quarter of 2008
We currently anticipate that our broadcasting results of operations for the three months ending June 30, 2008 will approximate the ranges presented in the table below.

		%		%
	2008	Change	2008	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2007	Range	2007	2007
	(dollars in millions)
OPERATING REVENUES:
Revenues (less agency commissions)	$78,000	(2)%	$80,000	0%	$79,750

OPERATING EXPENSES:
(before depreciation, amortization and other expenses) Broadcast	$49,500	1%	$50,000	2%	$49,048
Corporate	$3,700	3%	$3,900	9%	$3,584

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$3,300		$3,800		$2,634

Expense for non-cash contributions to 401(k) plan	$575		$625		$596

Expense for corporate non-cash stock-based compensation	$375		$425		$310
Comments on Guidance:
The total revenues anticipated for the second quarter of 2008 reflect an incremental increase in political revenues. Local non-political advertising for the second quarter of 2008 is currently anticipated to approximate or be slightly below the results of the second quarter of 2007. National non-political advertising revenue is currently anticipated to be down approximately 6% to 7% in the second quarter of 2008 compared to the second quarter of 2007. Internet advertising revenue for the second quarter of 2008 is currently anticipated to increase approximately 30% to 35% compared to the second quarter of 2007.
The increase in broadcast operating expenses, before depreciation, amortization and gain on disposal of assets, primarily reflects routine increases in payroll costs. For the full year of 2008, broadcast operating expenses, before depreciation, amortization and loss on disposal of assets are currently anticipated to increase less than 2% over full year 2007 results with national sales representative commissions on anticipated political revenue representing the majority of any overall increase and the remainder is attributable to severance costs relating to staff reductions at certain television stations.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 4 of 7

Changes in the classification of certain items:
The classification of certain prior year amounts in the accompanying consolidated financial statements have been changed in order to conform to the current year presentation.
In our previous disclosures, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting internet advertising revenue and retransmission consent revenue separately. The table below presents our expanded disclosure for the three months ended March 31, 2008 and 2007, respectively (dollars in thousands):

	Three Months Ended March 31,
	2008		2007
		Percent		Percent
	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$45,719	64.4%	$46,697	67.0%
National	16,337	23.0%	17,093	24.5%
Internet	2,629	3.7%	2,058	3.0%
Political	3,073	4.3%	1,097	1.6%
Retransmission consent	646	0.9%	454	0.6%
Production and other	2,421	3.4%	2,094	3.0%
Network compensation	174	0.3%	188	0.3%

Total	$70,999	100.0%	$69,681	100.0%

The aggregate internet revenues presented above are derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 9, 2008. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1-888-220-8450 and the confirmation code is 3425312. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 3425312 until June 8, 2008.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 5 of 7

Reconciliations:
Reconciliation of net loss to the non-GAAP terms:

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Net loss	$(3,850)	$(10,514)
Adjustments to reconcile to Broadcast Cash Flow Less
Cash Corporate Expenses:
Depreciation and amortization of intangible assets	9,084	9,776
Non-cash stock based compensation	294	520
(Gain) on disposals of assets, net	(921)	(3)
Miscellaneous (income) expense, net	(27)	(359)
Interest expense	15,799	17,272
Loss on early extinguishment of debt	—	6,492
Income tax expense (benefit)	(2,641)	(5,862)
Amortization of program broadcast rights	3,851	3,793
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	626	618
Network compensation revenue recognized	(174)	(188)
Network compensation per network affiliation agreement	30	78
Payments for program broadcast rights	(3,775)	(3,804)

Broadcast Cash Flow Less Cash Corporate Expenses	18,296	17,819
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,245	3,541

Broadcast Cash Flow	$21,541	$21,360

Non-GAAP Terms
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net loss calculated in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 6 of 7

The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of its existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on our current expectations of operating results for the second quarter of 2008 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of May 9, 2008. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three months ended March 31, 2008	Page 7 of 7